Exhibit 5.1

March 7, 2023

Green Giant Inc.

6 Xinghan Road, 19th Floor, Hanzhong City

Shaanxi Province, PRC 723000

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Green Giant Inc., a Florida corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3, as amended (the “Registration Statement”), being filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale of up to $500,000,000 aggregate gross proceeds of the following securities: (i) shares of common stock of the Company, par value $0.001 per share (the “Common Stock”); (ii) shares of one or more series of preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”); (iii) one or more debt securities of the Company (the “Debt Securities”); (iv) warrants (the “Warrants”) to purchase Common Stock or Preferred Stock of the Company; (v) rights to purchase Common Stock, Preferred Stock or Debt Securities (the “Rights”); and (v) units (the “Units”) consisting of one or more of shares of Common Stock, shares of Preferred Stock, Debt Securities, Warrants and Rights (collectively with the Common Stock, Preferred Stock, Debt Securities, Warrants, and Rights, the “Offered Securities”).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

1.	The Registration Statement including the prospectus contained therein (the “Prospectus”), and the exhibits thereto;

2.	The article of incorporation of the Company dated March 22, 2001; the articles of amendment to articles of incorporation of the Company, dated April 27, 2006; the articles of amendment to articles of incorporation of the Company, dated October 7, 2009; the articles of amendment to articles of incorporation of the Company, dated August 18, 2020; the articles of amendment to articles of incorporation of the Company, dated March 7, 2022; and the articles of amendment to articles of incorporation of the Company, dated July 6, 2022 (collectively, the “Amended Certificate of Incorporation”);

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3.	The bylaws of the Company (the “Bylaws”);

4.	The unanimous written consent resolutions adopted by the board of directors of the Company on February 15, 2023 with respect to the Registration Statement; and

5.	The good standing certificate issued by secretary of the state of Florida, dated February 13, 2023.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers, and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the Florida Business Corporation Act, as currently in effect. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality, or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares are validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

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Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC
Hunter Taubman Fischer & Li LLC

www.htflawyers.com | info@htflawyers.com

950 Third Avenue, 19th Floor - New York, NY 10022 | Office: (212) 530-2210 | Fax: (212) 202-6380

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